Exhibit 10.4
PAC-WEST TELECOMM, INC.
J776 W. March Lane, Suite 250
Stockton, California 95207
November 14, 2006
SMH Capital Advisors, Inc.
4800 Qverton Plaza Suite 300
Fort Worth, TX 76109
Attn: Mr. Dwayne Moyers

Re:	Indenture, dated as of January 29, 1999 (the “Indenture”), among Pac-West Telecomm, Inc. (the “Company”), as Issuer, and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, National Association), as indenture trustee (the “Trustee”), with respect to the Company’s 13.5% Senior Notes due 2009 of the Company (the “Senior Notes”).
Ladies and Gentlemen:
     As you are aware, the Company is in the process of structuring a comprehensive restructuring of the Company’s financial position pursuant to which, among other things, (i) an affiliate of Columbia Ventures Corporation (the “Investor”) is expected to purchase the Company’s senior secured credit facility from Comerica Bank, which as of the date hereof has an outstanding balance of approximately $8.8 million, and increase the maximum loan commitment under such facility to $24.0 million, consisting of a $8.0 million revolving credit facility and a $16.0 million term loan, in each case, upon and subject to the terms of an Amended and Restated Loan and Security Agreement currently being negotiated between the parties substantially in the form attached hereto as Exhibit A and (ii) another affiliate of the Investor is expected to purchase for aggregate consideration of approximately $1,000,000 shares of newly designated Series B-1 Preferred Stock, par value $0.001 per share, and Series B-2 Preferred Stock, par value $0.001 per share, of the Company, which are collectively convertible into an aggregate of approximately 95% of the outstanding Common Stock, par value $0.001 per share, of the Company. For purposes hereof, the transactions referred to in clauses (i) and (ii) above are referred to as the “Restructuring.”
     As part of the Restructuring, the Company expects to agree to offer to exchange all of the outstanding Senior Notes for new 13.5% Senior Priority Notes due 2009 (the “Priority Notes”) with such terms and conditions as are substantially identical to the Senior Notes, except that the Priority Notes will provide that (i) interest under the Priority Notes will not be payable until maturity and (ii) the holders of the Priority Notes will have the right to receive payment of all outstanding principal and accrued interest thereunder before the holders of the Senior Notes will have the right to receive any outstanding principal thereunder (the “Exchange Offer”). The Company expects to conduct the Exchange Offer promptly following consummation of the Restructuring under an exemption from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended.

SMH Capital Advisors, Inc.
November 14, 2006

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indenture.
     By executing this letter agreement below, you hereby:
     (1) represent that, to the best of your knowledge after reasonable investigation, you have valid investment discretion with respect to $21 million in principal amount of the Senior Notes (“Controlled Senior Notes”);
     (2) subject to consummation of the Restructuring, agree to exchange, or cause to be exchanged, all Controlled Senior Notes for the same principal amount of Priority Notes in the Exchange Offer pursuant to the terms and conditions thereof;
     (3) subject to consummation of the Restructuring, agree to exercise such rights as you may possess to cause the custodian(s) and/or DTC participant(s) through which the Controlled Senior Notes are held and The Depository Trust Company (“DTC”) and/or its nominee to execute such documents and take such as actions as may be necessary to effect the exchange of all Controlled Notes as provided paragraph 2 of this letter agreement;
     (4) subject to consummation of the Restructuring, agree not to direct the sale, assignment, or other disposal of any of Controlled Senior Notes, or take any other action with the intent to cause or influence your clients to withdraw or terminate your investment discretion for the purpose of avoiding your obligations under this letter agreement, in each case, at any time prior to January 29, 2007;
     (5) acknowledge receipt of, among other due diligence materials, a liquidation analysis estimating that in the event of the Company’s liquidation on or about November 30, 2006, holders of Senior Notes would receive a distribution of between 1.0% and approximately 10% of the outstanding principal amount of the outstanding Senior Notes;
     (6) acknowledge that you have conducted your own due diligence in making the decision to exchange the Controlled Senior Notes: and
     (7) acknowledge that the Company may possess material non-public information regarding the business, assets, liabilities, results of operations, financial condition, future projections and/or other aspects of the Company and/or its affiliates, the Senior Notes and the Priority Notes;
provided, however, the Company acknowledges and agrees that your clients have the right to terminate their advisory relationship with you at any time and that upon any such termination by a client your right to exercise investment discretion on their behalf with respect to any Senior Notes held for the benefit of such client will cease and such Senior Notes will no longer be considered Controlled Senior Notes.
     This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. The parties agree that Pac-West

SMH Capital Advisors, Inc.
November 14, 2006

Acquisition Company LLC and Pac-West Funding Company LLC are third party beneficiaries of this letter agreement.
     If any of the terms set forth in this letter, or any part thereof, should, for any reason whatsoever, be declared invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remainder of such terms shall not thereby be adversely affected. This letter agreement sets forth the entire understanding between the parties, there are no representations or warranties except as expressly set forth in this letter, and this letter cannot be changed or amended except by written agreement executed by authorized representatives of each of the parties hereto. This letter shall be governed by the laws of the State of New York, without regard to its conflict of law principles. This letter may be signed in one or more counterparts.
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SMH Capital Advisors, Inc.
November 14, 2006

     To confirm our agreement, please sign in the space provided below and return an originally executed copy to us.

PAC-WEST TELECOMM, INC.

/s/ Henry R. Carabelli

Name: Henry R. Carabelli
Title: CEO
Accepted and agreed to as of the date first written above:

SMH CAPITAL ADVISORS, INC.

/s/ Dwayne Moyers
Name: Dwayne Moyers
Title: Chief Investment Officer